As filed with the Securities and Exchange Commission on December 31, 1997
                                                      Registration No. 333-39171
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   -----------

                               Amendment No. 1 To

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   -----------

                             Lynx Therapeutics, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                   94-3161073
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                                   -----------

                              3832 Bay Center Place
                            Hayward, California 94545
                                 (510) 670-9300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                                Edward C. Albini
                             Chief Financial Officer
                             Lynx Therapeutics, Inc.
                              3832 Bay Center Place
                            Hayward, California 94545
                                 (510) 670-9300
                               Fax: (510) 670-9302
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                   Copies to:
                              James C. Kitch, Esq.
                               COOLEY GODWARD LLP
                              Five Palo Alto Square
                               3000 El Camino Real
                        Palo Alto, California 94306-2155
                                 (650) 843-5000
                               Fax (650) 857-0663

                                   -----------

        Approximate date of commencement of proposed sale to the public:
                        As soon as practicable after the
                 effective date of this Registration Statement.
                                   -----------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                   -----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED DECEMBER 31, 1997


PROSPECTUS


                                2,675,500 Shares


                             LYNX THERAPEUTICS, INC.


                                  Common Stock

                               -------------------


         All of the shares of Common Stock, par value $0.01 per share, of Lynx Therapeutics, Inc. ("Lynx" or the "Company") offered hereby (the "Shares") are being offered and sold by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares were purchased by the Selling Stockholders from the Company in a private placement in 1997. All of the Shares are being offered hereby by the Selling Stockholders, and the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "LYNX". On December 30, 1997, the last reported sales price of the Company's Common Stock was $12.875 per share.


         The Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Shares offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

                                ----------------

       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
                   "RISK FACTORS" COMMENCING ON PAGE 3 HEREOF.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

         No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $60,000. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

                                ----------------


                The date of this Prospectus is ___________, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. The Company's reports, proxy statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

         The Company has filed with the SEC a registration statement on Form S-3 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules are available as described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;


         (b) The Company's Quarterly Reports on Form 10-Q, as amended, for the quarterly periods ended March 31, June 30, and September 30, 1997;

         (c) The Company's Current Report on Form 8-K filed on December 18, 1997; and

         (d) The description of the Common Stock contained in the Company's Registration Statement on Form 10 (No. 0-22570), as amended, initially filed on October 5, 1993.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Lynx Therapeutics, Inc.,
Attention: Chief Financial Officer, 3832 Bay Center Place, Hayward, California 94545, telephone (510) 670-9300.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are subject to the "safe harbor" created by those sections. When used in this Prospectus, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                                   THE COMPANY

         Lynx Therapeutics, Inc. (the "Company") was incorporated in Delaware in February 1992. The Company's executive offices are located at 3832 Bay Center Place, Hayward, California 94545, and its telephone number is (510) 670-9300.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

Unproven Business Strategy; Uncertainty of Product Success or Market Acceptance

         The Company's strategy of using its massively parallel signature sequencing technologies for gene sequencing for the purpose of rapidly identifying genes, defining and characterizing gene function, and enabling high-resolution genomic mapping is unproven. While certain other companies have similar technology or have adopted a similar strategy, the application of these technologies and strategies is in too early a stage to determine whether it can be successfully implemented.

         The Company's genomic database subscription business and the use of its products to assist in and improve the efficiency of the traditional drug discovery process is in too early a stage to determine whether it can be successful. There can be no assurance that companies will accept the usefulness of the Company's products and related services. In addition, the Company has limited experience in providing software-based database products or services. The Company's ability to achieve profitability depends on attracting customers for its database and sequencing products and services. The nature of the Company's products and services are such that there is a limited number of large pharmaceutical companies that are potential customers for such products and services, two of which have signed agreements with the Company to date. There can be no assurance that any of the Company's product development efforts will be successfully completed or that the Company's products will gain market acceptance.

Early Stage of Development; Technological Uncertainty

         Lynx is at an early stage of development and must be evaluated in light of the uncertainties and complications present in an early stage biotechnology company. All of Lynx's products and services are in research or development, and have not generated significant revenues. To date, most of Lynx's efforts have been dedicated to the development of its original oligodeoxynucleotide ("ODN") chemistry technology and recently developed technologies for massively parallel signature sequencing of cloned cDNA. The massively parallel signature sequencing program is in the development stage and is dependent upon the successful integration of independent technologies, each of which has its own development risks. There can be no assurance that these technologies will be successfully developed or, if they are, that they can be integrated successfully. Lynx's research in molecular biology and medicinal chemistry and its assessment of the potential pharmaceutical effectiveness of ODN compounds have, to date, been entirely dependent on collaborative efforts. While Lynx and its collaborators have demonstrated that some of Lynx's antisense compounds are active in cellular in vitro systems and in animal models, there can be no assurance that these results are indicative of results that will be obtained in human clinical testing. Pharmaceutical or biotechnology based products, if any, resulting from Lynx's research and development programs are not expected to be commercially available for a number of years even if they are successfully developed and proven to be safe and effective.

Competition

         There are a finite number of genes in the human genome. The race amongst competitors in the genomics field is not just to identify these genes by their sequences, but also to determine gene function, particularly gene function in disease. Even when all genes are known, and their sequences determined, the hunt for functional information in the wide variety of diseases and disease conditions will continue, and characterization of genes (by their sequences) in various samples will still be needed. While Lynx believes that it contributes a uniquely efficient gene analysis technique to that hunt, other companies have substantially greater research and product development capabilities and financial, scientific, and marketing resources than the Company.

         In its gene analysis programs, Lynx will be competing in some sense with both purveyors and users of current DNA analysis technology. Competition from fully integrated pharmaceutical companies and more established biotechnology companies also is intense and is expected to increase. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and data access. While Lynx at this time is not aware of a technology that is equivalent or superior to its massively parallel signature sequencing, there are other companies that provide data or access to data similar to that which Lynx intends to offer. There can be no assurance that research and development efforts by others will not render any of the Company's potential products and services noncompetitive.

Patents and Proprietary Rights

         Lynx's success will depend on its ability to obtain patents for its technologies and products, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions. Accordingly, the availability of and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. Lynx has filed and will continue to file applications, as appropriate, for patents covering both its products and processes and has licensed a number of patents and patent applications covering certain of its technologies, processes and compounds. No assurance can be given that patents will issue from any of the pending applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect Lynx's technology. In addition, no assurance can be given that any patents issued to or licensed by Lynx will not be challenged, invalidated, infringed or circumvented or that the rights granted thereunder will provide competitive advantages to Lynx.
Competitors may have been issued patents, may have filed applications or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company or which could block the Company's efforts to obtain patents.

         The commercial success of Lynx will also depend in part on Lynx not infringing patents issued to competitors and on others not breaching the technology licenses upon which Lynx's products might be based. There can be no assurance that Lynx will be able to obtain a license to any third party technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost. Failure by Lynx to obtain a license to any technology that it may require to commercialize its technologies or products may have a material adverse effect on Lynx.

         Litigation, which could result in substantial costs to Lynx, may also be necessary to enforce any patents issued or licensed to Lynx or to determine the scope and validity of third party proprietary rights. There can be no assurance that the Company's issued patents would be held valid by a court of competent jurisdiction. Even if the outcome of such litigation is favorable, the cost of such litigation and the diversion of the Company's resources during such litigation could have a material adverse effect on the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to Lynx.

         Lynx also relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that Lynx would have adequate remedies for any breach or that its trade secrets will not otherwise become known or be independently developed by competitors. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions.

Need to Establish Collaborative Relationships; Dependence on Partners

         Lynx's   business   strategy   includes   entering  into   subscription
arrangements, strategic alliances or licensing arrangements with corporate partners, primarily pharmaceutical and biotechnology companies, relating to the development and commercialization of certain of its potential technologies, data bases and products. There can be no assurance that Lynx will be able to negotiate attractive collaborative arrangements or that such collaborations will be available to Lynx on acceptable terms so that any such relationships, once established, will be scientifically or commercially successful. Lynx currently has two corporate agreements for its massively parallel signature sequencing technology, with Hoechst AG and Hoechst Marion Roussel (collectively referred to as "Hoechst") and BASF AG ("BASF"). In exchange for access to the technology and for a specified number of massively parallel signature sequencing analyses per year, Lynx has received signing fees, and may receive milestone payments (upon demonstration by Lynx that the technology can substantially reproduce data obtained by other means in well-studied systems) and subscription fees. Additionally, under the Hoechst agreement, Lynx received an initial equity investment and will receive an additional equity investment, subject to achievement of a milestone.

         There can be no assurance that Hoechst or BASF or any other future collaborator will not pursue their existing or alternative technologies in preference to those being developed in collaboration with the Company. Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements on acceptable terms, if at all, or that such collaborations will be successful. To the extent that the Company chooses not to or is unable to establish such arrangements, it would require substantially greater capital to undertake research and development of certain of its potential technologies, data bases and products at its own expense.

         Lynx will be dependent on collaborative arrangements relating to the development of LR 3280 for the treatment of restenosis and other potential antisense compounds. Although LR 3280 is in Phase II clinical trials in Europe for the prevention of restenosis following balloon angioplasty and is the object of development and commercialization agreements with two pharmaceutical companies, there can be no assurance that the Company's clinical trials will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory approvals or will result in marketable products. While Lynx will depend on partners for funding and development expertise in connection with the Company's antisense research, the amount and timing of resources to be devoted to these activities by such corporate partners, if any, are not within the control of the Company. In addition, there can be no assurance that the Company will be able to negotiate such collaborative arrangements on acceptable terms, if at all, or that such collaborations will be successful.

Absence of Sales and Marketing Experience

         Lynx has no experience in the sales, marketing or distribution of pharmaceutical products or services. To market the products or services of its massively parallel signature sequencing technologies, Lynx must define the particular products and services that it will offer and develop a sales and marketing group with the appropriate technical expertise. Lynx does not plan to market any of its future pharmaceutical products directly. There can be no assurance that Lynx will be able to build such a sales force or that its direct sales and marketing efforts will be successful.

History of Operating Losses

         The Company has a limited history of operations and has experienced significant operating losses since its inception in 1992. The Company had an accumulated deficit of approximately $39.0 million through September 30, 1997. To achieve and sustain profitable operations, the Company, alone or with others, must develop successfully, obtain regulatory approval for, manufacture, introduce, market and sell its products. The time frame necessary to achieve market success is uncertain. There can be no assurance that the Company will ever generate sufficient product revenues to become profitable or to sustain profitability.

Use of Hazardous Materials

         Lynx's research and development may involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although Lynx believes that its safety procedures for handling and disposing of such materials will comply with the standards prescribed by state, federal and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Lynx could be held liable for any damages that result, and any such liability could exceed the resources of Lynx.

Dependence Upon Key Personnel

         Lynx is highly dependent on the principal members of its management and scientific staff, the loss of whose services could significantly delay or prevent the achievement of research, development and business objectives, thus having a material adverse effect on Lynx. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will be critical to Lynx's success. Although Lynx believes it will be successful in attracting and retaining skilled and experienced scientific personnel, there can be no assurance that Lynx will be able to attract and retain such personnel on acceptable terms, given the competition among numerous pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. The Company is dependent on its Chairman and Chief Executive Officer, Sam Eletr, Ph.D., the loss of whose services would have a material adverse effect on the Company. The Company has recently applied for key-man life insurance on Dr. Eletr. The Company has not entered into an employment agreement with him.

Potential Volatility of Stock Price; Limited Market for Stock


         The Company qualified its Common Stock to trade on the Nasdaq National Market ("Nasdaq") on December 30, 1997. There can be no assurance that a sufficient trading market will develop. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly held, early stage biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new commercial products by the Company or its competitors, release of reports by securities analysts, developments or disputes concerning patent or proprietary rights, developments in the Company's relationships with current or future collaborative partners, if any, and general market conditions may have a significant and adverse impact on the market price of the Common Stock.


Control by Officers, Directors and Principal Stockholders

         As of September 30, 1997, directors, executive officers and principal stockholders of the Company will beneficially own approximately 31% of the outstanding shares of the Company's capital stock. Accordingly, these stockholders, individually and as a group, may be able to control the Company and direct its affairs and business, including any determination with respect to a change in control of the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends on the Common Stock and the election of directors.


Shares Eligible for Future Sale

         On March 31, 1998, the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will automatically convert into shares of Common Stock on a ten-for-one basis. Sales of shares of Common Stock, including shares issued upon conversion of outstanding shares of Preferred Stock and shares issued upon the exercise of outstanding options, in the public market could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock, on an as-converted basis, owned beneficially by each Selling Stockholder prior to this offering, the number of shares of Common Stock being offered for the account of each Selling Stockholder and the number of shares of Common Stock, on an as-converted basis, to be owned by each Selling Stockholder after completion of this offering. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of its Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided.

                                                    Shares Beneficially          Shares             Shares Beneficially
                                                       Owned Prior to            Being                  Owned After
                                                        Offering (1)             Offered              Offering (1)(2)
                                                  ------------------------       --------            ----------------
            Selling Stockholder                    Number            Percent%                       Number        Percent%
            -------------------                    ------            --------                       ------        --------
WPG-Farber, Weber Fund, L.P...............                459,000       7.8      459,000              0              -
WPG-Farber, Weber Overseas, L.P...........                 22,500        *        22,500              0              -
Star Creation Ltd.........................                 18,500        *        18,500              0              -
Lombard Odier Zuerich Ltd.................                400,000       6.8      400,000              0              -
Four Partners.............................                360,000       6.1      360,000              0              -
FBB Associates............................                 40,000        *        40,000              0              -
INVESCO Global Health Sciences Fund.......                350,000       5.9      350,000              0              -
H&Q Healthcare Investors..................                150,000       2.5      150,000              0              -
H&Q Life Sciences Investors...............                100,000       1.7      100,000              0              -
BioCentive Limited........................                150,000       2.5      150,000              0              -
PHARMA/wHealth............................                150,000       2.5      150,000              0              -
Caduceus Capital, Ltd.....................                110,000       1.9      110,000              0              -
Caduceus Capital, L.P.....................                 40,000        *        40,000              0              -
Axa U.S. Growth Fund LLC..................                 57,500        *        57,500              0              -
Parvest U.S. Partners II C.V..............                120,000(3)    2.0       20,000            100,000          1.7
U.S. Growth Fund Partners C.V.............                210,000(4)    3.5       20,000            190,000          3.1
Double Black Diamond II LLC...............                 10,000        *        10,000              0              -
Almanori Limited..........................                  2,200        *         2,200              0              -
David Sherry..............................                  2,500        *         2,500              0              -
Multinvest Limited........................                  4,300(5)     *         1,300              3,000          *
Partech International Salary Deferral
  Plan U/A Dated 1/1/92
  FBO: Thomas G. McKinley.................                  3,000(6)     *         1,000              2,000          *
Partech International Salary Deferral
  Plan U/A Dated 1/1/92
  FBO: Scott Matson.......................                    500        *           500              0              -
CDC - Valeurs de Croissance...............                 75,000       1.3       75,000              0              -
Punk, Ziegel & Knoell Investors LLC.......                 28,000        *        28,000              0              -
William J. Punk, Jr.......................                  5,000        *         5,000              0              -
Julia P. Gregory..........................                  3,000        *         3,000              0              -
European Medical Ventures Fund SCA........                163,000(7)    2.7       30,000            133,000          2.2
David Bellet..............................                 10,000        *        10,000              0              -
The Pidwell Family Living Trust                                                                                      -
  Dated 6/25/87...........................                  5,000        *         5,000              0
Tony Di Bona..............................                  1,000        *         1,000              0              -
Douglas E. Kelly SEP-IRA..................                  1,000        *         1,000              0              -
Mark Platshon.............................                  2,500        *         2,500              0              -
Sam Eletr, Ph.D. (8)......................                463,759       7.5       50,000            413,759          6.8

-------------------
 *       Represents beneficial ownership of less than 1%.

(1) Percentage of ownership is based on 5,886,253 shares of Common Stock outstanding as of October 1, 1997 and the number of shares of Common Stock, on an as-converted basis, owned as of such date. The

                                        7


         number of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding as of October 1, 1997 was 332,288, 123,299 and 40,000, respectively. The Series B, Series C and Series D Preferred Stock are convertible into Common Stock on a ten-for-one basis. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned.

(2) Assumes the sale of all Shares offered hereby. The Company has agreed to pay all reasonable fees and expenses incident to the filing of offering. See "Plan of Distribution."

(3) Represents 10,000 shares of Series C Preferred Stock and 20,000 shares of Common Stock.

(4) Represents 15,000 shares of Series B Preferred Stock, 4,000 shares of Series C Preferred Stock and 20,000 shares of Common Stock.

(5) Represents 300 shares of Series C Preferred Stock and 1,300 shares of Common Stock.

(6) Represents 200 shares of Series C Preferred Stock and 1,000 shares of Common Stock.

(7) Represents 13,300 shares of Series C Preferred Stock and 30,000 shares of Common Stock.

(8) Includes 217,500 shares of Common Stock issuable upon exercise of stock options held by Dr. Eletr that are exercisable within 60 days. Dr. Eletr is Chairman of the Board and Chief Executive Officer of the Company.

                              PLAN OF DISTRIBUTION


         The Shares may be offered by the Selling Stockholders from time to time on the OTC market and the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly or by or through agents or broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).


         The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from the registration or qualification requirement is available and is complied with.

         Pursuant to an agreement with the Selling Stockholders, the Company will pay substantially all of the expenses incident to the offering and sale to the public of the Shares offered hereby, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be approximately $60,000. Such agreement provides for the cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Shares.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California ("Cooley Godward"). As of the date of this Prospectus, Cooley Godward beneficially owns 700 shares of Series B Preferred Stock, 300 shares of Series C Preferred Stock and 10,000 shares of Common Stock issuable upon exercise of stock options held by James C. Kitch, a partner of Cooley Godward, on behalf of Cooley Godward. In addition, Mr. Kitch is a director of the Company.

                                     EXPERTS

         The consolidated financial statements of Lynx Therapeutics, Inc. appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   ----------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Available Information........................................................  2
Incorporation of Certain Documents by
  Reference..................................................................  2
Forward Looking Statements...................................................  2
The Company..................................................................  3
Risk Factors.................................................................  3
Selling Stockholders.........................................................  7
Plan of Distribution.........................................................  9
Legal Matters................................................................  9
Experts......................................................................  9

================================================================================


                                2,675,500 Shares


                             Lynx Therapeutics, Inc.


                                  Common Stock


                                   ----------


                                   PROSPECTUS


                                   ----------



                                December __, 1997



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the Nasdaq Listing Fee.

                  Registration fee........................    $11,351
                  Nasdaq listing fee......................     18,500
                  Printing expenses.......................      1,500
                  Legal fees and expenses.................     25,000
                  Accounting fees and expenses............      2,000
                  Miscellaneous...........................      1,649
                                                              -------
                          TOTAL...........................    $60,000

Item 15.  Indemnification of Officers and Directors.

         Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law.

         The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


Item 16. Exhibits and Financial Statement Schedules

         (a)  Exhibits


         Exhibit
         Number      Description of Document
         ------      -----------------------
         4.1         Form of Common Stock Purchase Agreement, dated as of
                     September 28, 1997, by and between the Company and the investors listed therein.(+)
         5.1         Opinion of Cooley Godward LLP.(+)
         23.1        Consent of Ernst & Young LLP, Independent Auditors.(+)
         23.2        Consent of Cooley Godward LLP.  Reference is made to
                     Exhibit 5.1.
         24.1        Power of Attorney.  Reference is made to page II-3.

--------------------
(+) Previously filed.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 31st day of December, 1997.


                              LYNX THERAPEUTICS, INC.


                              By:      Sam Eletr*
                                 -----------------------------------------------
                                       Sam Eletr, Ph.D.
                                       Chairman and Chief Executive Officer
                                       (Principal Executive Officer)


                                POWER OF ATTORNEY





         Pursuant  to the  requirements  of the  Securities  Act of  1933,  this
Amendment No. 1 to Registration Statement has been signed below by the following persons in the capabilities and on the dates indicated.
                    Signature                                         Title                              Date
                    ---------                                         -----                              ----
    Sam Eletr*                                       Chairman and Chief Executive                  December 31, 1997
---------------------------------------              Officer
                Sam Eletr                              (Principal Executive Officer)


/s/ Edward C. Albini                                 Chief Financial Officer                       December 31, 1997
---------------------------------------                (Principal Financial and
            Edward C. Albini                            Accounting Officer)

    William K. Bowes, Jr.*                           Director                                      December 31, 1997
---------------------------------------
          William K. Bowes, Jr.

    Craig C. Taylor*                                 Director                                      December 31, 1997
---------------------------------------
             Craig C. Taylor

    Sydney Brenner*                                  Director                                      December 31, 1997
---------------------------------------
             Sydney Brenner

                                                     Director                                      ___________, 1997
---------------------------------------
          Kathleen D. La Porte

    James C. Kitch*                                  Director                                      December 31, 1997
---------------------------------------
             James C. Kitch

*  By: /s/ Edward C. Albini
       --------------------------
           Edward C. Albini
           ATTORNEY-IN-FACT


                                INDEX TO EXHIBITS

Exhibit
Number     Description of Document
------     -----------------------


4.1        Form of Common Stock Purchase Agreement, dated as of
           September 28, 1997, by and between the Company and the investors listed therein.(+)
5.1        Opinion of Cooley Godward LLP.(+)
23.1       Consent of Ernst & Young LLP, Independent Auditors.(+)
23.2       Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
24.1       Power of Attorney.  Reference is made to page II-3.

----------------
(+) Previously filed.